Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     These unaudited pro forma condensed consolidated financial statements as of and for the three months ended March 31, 2004 have been prepared from the March 31, 2004 interim unaudited condensed consolidated financial statements of Capital Environmental Resource Inc. (the “Company”), the unaudited March 31, 2004 combined financial statements of certain assets of Allied Waste Industries, Inc. located in the Jacksonville, Florida metropolitan area (the “Allied Jacksonville Assets”) and the unaudited March 31, 2004 consolidated financial statements of Florida Recycling Services, Inc. of Illinois and its subsidiary (“Florida Recycling”).

     The unaudited pro forma condensed consolidated financial statements have been prepared on a basis to reflect the following events as if each event occurred as of January 1, 2004 for the statement of operations and as of March 31, 2004 for the balance sheet:

•	acquisition of the Allied Jacksonville Assets;

•	acquisition of Florida Recycling;

•	entering into the new Senior Secured Credit Facility;

•	issuance of the 9½% Senior Subordinated Notes;

•	issuance and registration of 13,400,000 Common Shares of the Company and warrants to purchase 1,340,000 Common Shares of the Company; and

•	tax effects of the foregoing events.

     You should read these unaudited pro forma condensed consolidated financial statements in conjunction with the Company’s consolidated financial statements as of and for the year ended December 31, 2003, the interim unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2004, and the unaudited pro forma condensed consolidated financial statements as of December 31, 2003 as filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K as filed on May 10, 2004, respectively.

     The pro forma adjustments are based on preliminary estimates, available information and certain assumptions that management believes are reasonable, and may be revised as additional information becomes available. The pro forma adjustments are more fully described in the notes to the unaudited pro forma condensed consolidated financial statements.

     The unaudited pro forma condensed consolidated financial statements should not be considered indicative of actual results that would have been achieved had the acquisitions and the other transactions and events described been completed as of the dates or as of the beginning of the period indicated and do not purport to project the financial condition or results of operations and cash flows for any future date or period.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2004
(In thousands, except per share data)

		Allied
		Jacksonville	Florida
	Actual	Assets	Recycling	Adjustments		Pro Forma
Revenue	$50,317	$7,782	$22,987	$—		$81,086
Operating expenses:
Cost of operations	34,171	6,701	16,671	(149)	(1)	57,394
Selling, general and administrative	10,559	620	3,710	(666)	(2)	14,223
Depreciation, depletion and amortization	5,472	385	1,713	1,077	(3)	8,702
				55	(1)
Foreign exchange gain and other	(90)	—	—	—		(90)

Income (loss) from operations	205	76	893	(317)		857
Interest income	—	(557)	—	557	(4)	—
Interest expense	6,316	—	496	5,168	(5)	5,374
				(6,110)	(5)
				(496)	(4)
Cumulative mandatorily redeemable preferred stock dividends and amortization of issue costs	4,019	—	—	—		4,019

Income (loss) before income taxes	(10,130)	633	397	564		(8,536)
Income tax provision (benefit)	829	253	17	(270)	(6)	829

Net income (loss) attributable to common shareholders before cumulative effect of change in accounting principle	$(10,959)	$380	$380	$834		$(9,365)

Basic and diluted loss per share before cumulative effect of change in accounting principle	$(0.15)					$(0.10)
Weighted average common shares outstanding — basic and diluted	70,583	—	—	21,650	(7)	92,233

The accompanying notes are an integral part of these financial statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF MARCH 31, 2004

(In thousands)

			Allied
		Allied	Jacksonville			Florida
		Jacksonville	Assets		Florida	Recycling		Financing
	Actual	Assets	Adjustment		Recycling	Adjustment		Adjustment		Pro Forma
Assets
Cash and cash equivalents	$5,817	$—	$(27,289)	(8)	$955	$(97,950)	(8)	$119,678	(11)	$1,211
Restricted cash	999	—	—		—	—		(999)	(11)	—
Accounts receivable	26,387	3,169	—		11,582	—		—		41,138
Prepaid expenses and other current assets	29,553	320	—		2,862	(875)	(9)	—		31,860

Total current assets	62,756	3,489	(27,289)		15,399	(98,825)		118,679		74,209
Property and equipment, net	81,070	7,763	1,640	(9)	23,425	—		—		113,898
Landfill sites, net	152,076	—	—		—	—		—		152,076
Deferred income taxes	2,507	—	—		584	(584)	(9)	—		2,507
Goodwill and other intangible assets	184,220	—	11,968	(10)	609	(609)	(9)	—		326,660
			5,918	(10)		27,156	(10)
						97,398	(10)
Due from affiliate	—	19,063	(19,063)	(9)	—	—		—		—
Other assets	24,063	—	—		18	(9,957)	(8)	8,090	(11)	22,214

Total assets	$506,692	$30,315	$(26,826)		$40,035	$14,579		$126,769		$691,564

Liabilities and Shareholders’ Equity
Accounts payable	$13,309	$2,167	$(2,167)	(9)	$4,711	$1,437	(10)	$—		$19,457
Accrued expenses and other current liabilities	26,145	1,617	(612)	(9)	2,794	—		—		32,428
			2,484	(10)
Current portion of long-term debt and short-term financing	6,158	—	—		36,773	(36,773)	(9)	(1,000)	(11)	6,158
								1,000	(11)

Total current liabilities	45,612	3,784	(295)		44,278	(35,336)		—		58,043
Long-term debt	186,215	—	—		—	—		(183,125)	(11)	262,090
								259,000	(11)
Accrued closure, post-closure and other obligations	6,075	—	—		—	—		—		6,075
Cumulative mandatorily redeemable shares of preferred stock of Waste Services	52,039	—	—		—	—		—		52,039

Total liabilities	289,941	3,784	(295)		44,278	(35,336)		75,875		378,247

Common stock	245,133	—	—		100	45,672	(8)	48,360	(11)	339,165
						(100)	(8)
Other additional paid-in-capital	—	—	—		11,670	(11,670)	(8)	—		—
Investment by parent	—	26,531	(26,531)	(8)	—	—		—		—
Options, warrants and deferred stock-based compensation	24,624	—	—		—	—		2,534	(11)	27,158
Accumulated other comprehensive income	13,786	—	—		—	—		—		13,786
Accumulated deficit	(66,792)	—	—		(16,013)	16,013	(8)	—		(66,792)

Total shareholders’ equity	216,751	26,531	(26,531)		(4,243)	49,915		50,894		313,317

Total liabilities and shareholders’ equity	$506,692	$30,315	$(26,826)		$40,035	$14,579		$126,769		$691,564

The accompanying notes are an integral part of these financial statements.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

     The following notes are a summary of the pro forma adjustments reflected in, and form an integral part of, the unaudited pro forma condensed consolidated financial statements.

(1)	Reflects the removal of rent expense from cost of operations for trucks and containers leased from other subsidiaries of Allied Waste Industries, Inc. (“Allied”). These trucks and containers were acquired as part of the acquisition of the Allied Jacksonville Assets. Rent expense being removed for the Allied Jacksonville Assets was $0.1 million for the three months ended March 31, 2004. Depreciation relating to the assets being acquired was $0.1 million for the three months ended March 31, 2004.

(2)	Reflects the elimination of Florida Recycling management fees related to agreements not being assumed approximating $0.8 million for the three months ended March 31, 2004, offset by new employment and consulting agreements approximating $0.1 million.

(3)	Reflects the amortization of intangible assets, based on an estimate of intangible asset values. These intangible assets include customer relationships and contracts and covenants not-to-compete and are amortized over the expected life of the benefit to be received by such intangibles, which ranges from 3 to 20 years. The estimated amortizable intangibles for the Allied Jacksonville Assets and Florida Recycling acquisitions approximates $33.1 million resulting in amortization of approximately $1.1 million for the three months ended March 31, 2004.

(4)	Reflects the elimination of interest income of $0.6 million received on balances due from affiliates not being acquired as part of the Allied Jacksonville Assets acquisition as well as the elimination of Florida Recycling interest expense of $0.5 million for the three months ended March 31, 2004, related to debt not assumed.

(5)	Reflects interest expense of approximately $1.3 million related to the $100.0 million term loan portion of our new Senior Secured Credit Facilities and $3.9 million related to $160.0 million of the 91/2% Senior Subordinated Notes. Also reflected is the removal of $6.1 million of interest expense on our previous credit facility that would have been avoided had the financing described above been in place as of January 1, 2004.

Separately, as of December 31, 2003, the Company entered into a $220.0 million credit facility, the proceeds of which were used to finance the initial acquisition of certain assets of Allied and to repay the Company’s previous senior credit facility. Excluded from the pro forma adjustments is approximately $5.9 million of estimated fees and expenses related to the $220.0 million credit facility that will fully amortize upon the refinancing.

(6)	Reflects the elimination of U.S. income taxes otherwise payable as a result of the pro forma adjustments previously described. The Company has not assumed any additional benefit of the tax losses attributed to the pro forma adjustments because it does not expect to benefit from such losses at this time.

(7)	Reflects the dilutive effect of the 9,250,000 Common Shares issued to the sellers of Florida Recycling in connection with the Florida Recycling acquisition less the effect of the original 1,000,000 Common Shares previously deposited and the private placement of 13,400,000 Common Shares.

(8)	Reflects the payment of $27.3 million of cash purchase price as well as the elimination of the investment by the former owner of the Allied Jacksonville Assets of $26.5 million. Additionally reflected is the payment of cash purchase price for Florida Recycling of approximately $97.95 million, ($98.5 million purchase price less $3.75 million of advances previously made plus $1.0 million of transaction related fees and $2.2 million for a working capital adjustment), the issuance of 9,250,000 Common Shares of the Company, net of 1,000,000 Common Shares previously deposited, at a fair market value of $5.54 per share, the elimination of previous cash, warrants and Common Share deposits of approximately $10.0 million and the elimination of predecessor equity components.

(9)	Reflects the elimination of assets not acquired and liabilities not assumed as part of the acquisitions. The assets not being acquired primarily relate to predecessor entity goodwill and certain tax assets. The liabilities not assumed primarily relate to indebtedness of Florida Recycling and accounts payable and accrued expenses of the Allied Jacksonville Assets. Additionally, we are acquiring certain trucks and containers from other Allied entities. Also, refer to Note (10) for further details concerning the allocation of purchase price.

(10)	Reflects the preliminary allocation of purchase price based upon a preliminary estimate of the fair value of assets being acquired and liabilities being assumed by us as follows:

	Allied	Florida
	Jacksonville Assets	Recycling	Total
Purchase price:
Cash	$27,289	$100,666	$127,955
Common shares issued	—	51,256	51,256
Warrants issued	—	148	148
Transaction fees and other	—	1,509	1,509

Total purchase price	27,289	153,579	180,868

Allocated as follows:
Net book value of assets acquired/(liabilities) assumed	26,531	(4,243)	22,288
Adjustments to net book value:
Trucks and containers acquired	1,640	—	1,640
Accounts payable and accrued expenses not assumed	2,779	—	2,779
Indebtedness not assumed	—	36,773	36,773
Due to affiliate not assumed	(19,063)	—	(19,063)
Historical goodwill and intangible assets	—	(609)	(609)
Additional liability assumed	(2,484)	(1,437)	(3,921)
Other assets not acquired	—	(875)	(875)
Deferred income tax asset not acquired	—	(584)	(584)

Adjusted net book value of assets/(liabilities)	9,403	29,025	38,428

Excess purchase price to be allocated	$17,886	$124,554	$142,440

Allocated as follows:
Goodwill	$11,968	$97,398	$109,366
Customer relationships and contracts and covenants not to compete	5,918	27,156	33,074

Total allocated	$17,886	$124,554	$142,440

The allocation of purchase price is considered preliminary until the Company has acquired all necessary information to finalize the allocation of purchase price. Although the time required to obtain the necessary information will vary with the circumstances specific to an individual acquisition, the “allocation period” for finalizing purchase price allocations generally does not exceed one year from the date of consummation of an acquisition. Adjustments to the allocation of purchase price may decrease those amounts allocated to goodwill and, as such, may increase those amounts allocated to other tangible or intangible assets, which may result in higher depreciation or amortization expense in future periods.

(11)	Reflects the issuance of $160.0 million of 91/2% Senior Subordinated Notes and $100.0 million of our new Senior Secured Credit Facilities term loan. In connection with these issuances, we incurred approximately $8.1 million of debt issue costs. Also reflected is the issuance and registration of 13,400,000 Common Shares of the Company and warrants to purchase 1,340,000 Common Shares of the Company at $4.00 per share; the gross proceeds of which approximated $53.6 million. The net proceeds of the Common Shares and warrants issuance were allocated based on the relative fair values of the Common Shares and warrants, resulting in an allocation of the net proceeds of $48.4 million to the Common Shares and $2.5 million to the warrants. Furthermore, the Company repaid its previously outstanding senior credit facility.

The Company entered into an agreement with the investors under the equity placement in which it agreed to file a registration statement with respect to the Common Shares and the Common Shares issuable upon exercise of the warrants and have that registration statement declared effective within 120 days from the date of original issuance of the Common Shares. If the Company does not comply with these registration requirements, it will be required to pay liquidated damages equal to 1.0% of the value, as defined in the agreement, of the unregistered Common Shares for each month until the Common Shares are registered. Because these damages would be payable in cash, until the Common Shares are registered, the proceeds from the financing will be classified outside of shareholders’ equity.